Exhibit 99.1
FOR IMMEDIATE RELEASE
Leap contacts:
Greg Lund, Media Relations
858-882-9105
glund@leapwireless.com
James Seines, Investor Relations
858-882-6084
jseines@leapwireless.com
Leap Receives NASDAQ Staff Determination Letter Due to Failure to File Form 10-Q
~ Company Intends to File Form 10-Q on or before December 14, 2007~
SAN DIEGO – November 16, 2007 – Leap Wireless International, Inc. [NASDAQ:LEAP] today announced that, as expected, it received a letter from The NASDAQ Stock Market on November 14, 2007, indicating that the Company was not in compliance with NASDAQ Marketplace Rule 4310(c)(14) since it has not yet filed its 2007 third quarter Form 10-Q with the Securities and Exchange Commission (SEC).
The Company has not yet filed its Form 10-Q for the third quarter of 2007 due to certain errors which will require the Company to restate its financial statements for fiscal years 2004, 2005 and 2006 and for the first and second quarters of 2007. The Company is finalizing its third quarter 2007 financial and operational results and working with its independent registered public accounting firm to review and audit the results and restated financial information. The Company currently expects to finalize its third quarter financial statements and file its Form 10-Q on or before December 14, 2007. Upon the Company’s filing of its Form 10-Q for the third quarter of 2007, the Company will again become compliant with NASDAQ Marketplace Rule 4310(c)(14).
As a result of its current non-compliance in filing its Form 10-Q, Leap has been notified that its common stock is subject to delisting in accordance with standard NASDAQ procedures. The Company intends to request a hearing before a NASDAQ Listing Qualifications Panel to review the determination, which will automatically stay any suspension of trading on The NASDAQ Stock Market in the Company’s stock pending a decision by the panel, and the Company’s stock will remain listed during this time period. Hearings before a Listing Qualifications Panel are typically held 30 to 45 days from a company’s request, and the panel generally issues a written decision approximately 30 days after the hearing, although the Company could receive a written decision sooner.

Leap also confirmed that a shareholder derivative complaint was recently filed in the Superior Court of the State of California, County of San Diego against the Company’s directors alleging breach of fiduciary duties and related claims arising from the Company’s pending restatements, the unsolicited merger proposal from MetroPCS Communications, Inc., and sales of Leap common stock by certain of the defendants. Additional lawsuits arising out of these events may be filed against the Company and/or its Board of Directors.
About Leap
Leap provides innovative, high-value wireless services to a fast-growing, young and ethnically diverse customer base. With the value of unlimited wireless services as the foundation of its business, Leap pioneered both the Cricket®and JumpTM Mobile services. The Company and its joint ventures now operate in 23 states and hold licenses in 35 of the top 50 U.S. markets. Through its affordable, flat-rate service plans, Cricket offers customers a choice of unlimited voice, text, data and mobile Web services. Jump Mobile is a unique prepaid wireless service designed for the mobile-dependent, urban youth market. Headquartered in San Diego, Calif., Leap is traded on the NASDAQ Global Select Market under the ticker symbol “LEAP.” For more information, please visit www.leapwireless.com.
Forward looking statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations based on currently available information, but are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements. Our forward-looking statements include our discussion regarding the Company’s current plans to finalize its 2007 third quarter financial statements and file its quarterly report on Form 10-Q, and are generally identified with words such as “believe,” “intend,” “plan,” “could,” “may” and similar expressions. Risks, uncertainties and assumptions that could affect our forward-looking statements include, among other things: the ability of the Company to finalize its third quarter financial results and the review of such information by its independent registered public accounting firm; and uncertainty as to whether a NASDAQ Listing Qualifications Panel would grant a decision in the Company’s favor following any hearing.
All forward-looking statements included in this news release should be considered in the context of these risk factors. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors and prospective investors are cautioned not to place undue reliance on such forward-looking statements.
###